Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

May 13, 2022

Intercontinental Exchange, Inc.,

5660 New Northside Drive, Third Floor,

Atlanta, Georgia 30328.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 39,134,152 shares (the “Employee Plan Securities”) of common stock, par value $0.01 per share (the “Common Stock”), of Intercontinental Exchange, Inc., a Delaware corporation (the “Company”), issuable under the Intercontinental Exchange, Inc. 2022 Omnibus Employee Incentive Plan (the “Employee Plan”) and 1,003,763 shares of Common Stock (the “Director Plan Securities” and, together with the Employee Plan Securities, the “Securities”) issuable under the Intercontinental Exchange, Inc. 2022 Omnibus Non-Employee Director Incentive Plan (the “Director Plan” and, together with the Employee Plan, the “Plans”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that when the registration statement relating to the Securities (the “Registration Statement”) has become effective under the Act, the terms of the sale of the Securities have been duly established in conformity with the Company’s Fifth Amended and Restated Certificate of Incorporation and the applicable Plan, and the Securities have been duly issued and sold as contemplated by the Registration Statement and the applicable Plan, the Securities will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Intercontinental Exchange, Inc.	- 2 -

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP